Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended December 31, 2017

Statement of Income (Loss)

Income
Realized Trading Gain (Loss) on Futures	$(85,790,100)
Unrealized Gain (Loss) on Market Value of Futures	78,253,040
Dividend Income	17,397
Interest Income	556,652
ETF Transaction Fees	26,000
Total Income (Loss)	$(6,937,011)

Expenses
General Partner Management Fees	$312,466
Professional Fees	161,264
Brokerage Commissions	201,531
Non-interested Directors' Fees and Expenses	4,813
Prepaid Insurance Expense	2,110
NYMEX License Fee	7,812
SEC & FINRA Registration Expense	14,030
Total Expenses	$704,026
Net Income (Loss)	$(7,641,037)

Statement of Changes in Net Asset Value

Net Asset Value Beginning of Month 12/1/17	$542,539,848
Additions (10,200,000* Shares)	224,522,721
Withdrawals (4,800,000* Shares)	(107,329,799)
Net Income (Loss)	(7,641,037)

Net Asset Value End of Month	$652,091,733
Net Asset Value Per Share (27,941,619* Shares)	$23.34 *

* On January 4, 2018, there was a 1-for-4 reverse share split. The Monthly Account Statement has been adjusted for the period shown to reflect the 1-for-4 reverse share split on a retroactive basis.

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended December 31, 2017 is accurate and complete.

/s/ Stuart P. Crumbaugh

Stuart P. Crumbaugh

Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1999 Harrison Street, Suite 1530

Oakland, CA 94612